U.S. Environmental, Inc.
                               8130 66 th. St. N.
                          Pinellas Park, Florida 33781


To our Shareholders:

     The following Information Statement is being mailed to shareholders of record as of the close of business on February 15, 1999.

    On January 15, 1999 the Company entered into an agreement with Virtual Empowerment Network, Inc. (VEN) a Kansas corporation wherein VEN agreed to purchase shares equaling 83% of the outstanding shares of USE after the purchase. In consideration for the issuance of the shares, VEN will negotiate, secure and assign, with full rights, contracts in the aggregate amount of $5,000,000 to USE, whereby USE will receive not less than $5,000,000 in gross revenues during a five year period after the closing date of the VEN Agreement. The assignment of such contracts is to occur within one year of the Company's ability to perform under such contracts. Additionally, VEN agreed to loan funds for payment of outstanding accounts payable and working capital for the next year.

    VEN is a minority-owned, for profit, development stage company with principal offices in the State of Kansas, organized to promote economic empowerment, business development and financial resources in urban communities throughout America. VEN was formed as a holding company to facilitate ownership and management in the areas of construction, telecommunications, financial services, insurance, environmental services and products, and acquisition and development of real estate and businesses. It will conduct these business activities through several autonomous subsidiaries.

    The VEN Agreement requires that as a condition precedent to Closing, the Company must undergo a one share for one hundred shares reverse stock split and a reduction of the number of authorized shares to 100 million.

    It is anticipated that at Closing, VEN will be issued 9,620,842 shares of common stock representing 83% of the shares of common stock of approximately 11,591,376 shares of common stock which will be issued and outstanding after the Closing. Under the terms of the agreement VEN's shares will be held by an escrow agent to be released when the consideration agreed to has been met.

     After the Reverse Stock Split is effected, shareholders will be asked to surrender their pre-Split share certificates in exchange for post-Split share certificates. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM AMERICAN STOCK TRANSFER & TRUST COMPANY. This Letter of Transmittal will provide instructions for returning your shares.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND IN A PROXY.

                                                   [signature]
February __, 1999                                   Thomas P. Dolan
                                                   Secretary

                            INFORMATION STATEMENT

THIS IS AN INFORMATION STATEMENT, AND NOT A PROXY STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND IN A PROXY.

GENERAL

    On January 15, 1999 the Company entered into an agreement with Virtual Empowerment Network, Inc. (VEN) a Kansas corporation wherein VEN agreed to purchase shares equaling 83% of the outstanding shares of USE after the purchase. In consideration for the issuance of the shares, VEN will negotiate, secure and assign, with full rights, contracts in the aggregate amount of $5,000,000 to USE, whereby USE will receive not less than $5,000,000 in gross revenues during a five year period after the closing date of the VEN Agreement. The assignment of such contracts is to occur within one year of the Company's ability to perform under such contracts.

     As further payment for the shares being purchased by VEN, it has agreed to a series of loans to provide for payment of the Company's outstanding accounts payable and to provide working capital for the next year.

     In the event VEN is unable to provide the $5,000,000 in contracts, then the outstanding loans from VEN to USE will be forgiven.

REVERSE STOCK SPLIT

     One of the conditions imposed by VEN with respect to the purchase of the USE shares was that prior to closing on the VEN Agreement, the Company would undergo a one share for one hundred shares reverse stock split (the "Reverse Stock Split"). The present capitalization of the Company is 200 million shares of common stock, with 197,053,438 shares of common stock issued and outstanding. Following the Reverse Stock Split, there will be 1,970,534 shares of common stock, plus a small number of shares necessary to round fractional shares to the next full share. At closing, VEN will be issued 9,620,842 shares of common stock, so that the total capitalization post-closing will be approximately 11,591,376 shares of common stock. Under the terms of the agreement VEN's shares will be held by an escrow agent to be released when the consideration agreed to has been met.

    The Board of Directors and holders of a majority of the outstanding common stock of the Company have approved the Reverse Stock Split. The Reverse Stock Split will be accomplished by amending the Company's Certificate of Incorporation to effect a one share for one hundred shares reverse stock split of the Company's outstanding Common Stock, each share having a par value of $.0001 (the "Common Stock"). The Reverse Stock Split provides for the combination and reclassification of the present outstanding shares of Common Stock, into a smaller number of shares of identical Common Stock, on the basis of one share of Common Stock for each one hundred shares of Common Stock previously outstanding. Except as may result from rounding for fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as each stockholder did immediately prior to the Reverse Stock Split. The amendment will be in substantially the form attached to this Information Statement as Appendix A (the "Reverse Stock Split Amendment"), and will become effective upon the filing of the Reverse Stock Split Amendment with the Secretary of State of Delaware (the "Effective Time"). The following discussion is qualified in its entirety by the full text of the Reverse Stock Split Amendment, which is incorporated by reference herein.

    At the Effective Time, each share of Common Stock issued and outstanding will automatically be reclassified and converted into one one-hundredth of a share of Common Stock, with fractional shares to be rounded up to the next full share.

EFFECT OF THE REVERSE STOCK SPLIT PROPOSAL

   The Reverse Stock Split will be effected by filing the Reverse Stock Split Amendment to the Company's Certificate of Incorporation, and will be effective immediately upon such filing.

    Fractional shares of Common Stock resulting from the Reverse Stock Split will be rounded up to the next full share. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock (collectively, "Convertible Securities") and the per share exercise or conversion prices thereof, will be adjusted as of the Effective Date, so that the aggregate number of shares of Common Stock issuable in respect of Convertible Securities immediately following the Effective Date will be one one-hundredth of the number issuable in respect thereof immediately prior to the Effective Date, the per share exercise price immediately following the Effective Date will be one hundred times the per share exercise or conversion price immediately prior to the Effective Date, and the aggregate exercise or conversion prices thereunder shall remain unchanged.

    The Reverse Stock Split will also result in some stockholders owning "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

    The Company is authorized to issue 200,000,000 shares of Common Stock, of which 197,053,438 shares were outstanding at the close of business on the Record Date.

    Adoption of the Reverse Stock Split will reduce the shares of Common Stock outstanding on the Record Date from 197,053,438 to 1,970,534, and the number of authorized shares of Common Stock will be reduced to 100,000,000, par value $.0001. After the Reverse Stock Split, the Company will have the same number of stockholders. Except for the rounding of fractional shares to the next full share, the Reverse Stock Split will not affect any stockholder's proportionate equity interest in the company.

    As a result of the Reverse Stock Split, the Company will have a greater number of authorized but unissued shares of Common Stock than prior to the Reverse Stock Split. The increase in the authorized but unissued shares of Common Stock could make a change in control of the Company more difficult to achieve. Under certain circumstances, such shares of Common Stock could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be sold privately to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders.

    The increase in the authorized but unissued shares of Common Stock also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. Shares of authorized but unissued Common Stock could be issued to a holder who would thereby have sufficient voting power to assure that any such business combination or any amendment to the Company's Certificate of Incorporation would not receive the stockholder vote required for approval thereof. The Board of Directors has no current plans to issue any shares of Common Stock for any such purpose, and does not intend to issue any stock except on terms or for reason which the Board of Directors deems to be in the best interests of the Company.

    The Common Stock is currently listed on the OTC Bulletin Board under the trading symbol USEV.

EXCHANGE OF STOCK CERTIFICATES AND ROUNDING FOR FRACTIONAL SHARES

    The combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of stockholders of the Company and without regard to the date certificates representing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates.

    As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of Common Stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of Common Stock prior to the Reverse Stock Split, in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Common Stock that he or she holds as a result of the Reverse Stock Split. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

   After the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date (an "Old Certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of Common Stock, into which the shares of Common Stock evidenced by such certificate have been converted by the Reverse Stock Split, except that the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the Old Certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the Old Certificates, all such unpaid dividends or distributions will be paid without interest

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion describes certain material federal income tax considerations relating to the Reverse Stock Split. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

    This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

    STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

    The Company should not recognize any material gain or loss as a result of the Reverse Stock Split, and no material gain or loss should be recognized by a stockholder. Except as provided with respect to fractional shares, the aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split and generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares of Common Stock received in exchange therefor.

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS


    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of February 10, 1999 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the Company's two other executive officers as of February 10, 1999 and (iv) all executive officers and directors as a group. The table also indicates the number of votes to which each person would be entitled in the event of a shareholders meeting and the percentage of the total voting power represented thereby. None of the persons identified below owns any securities of the Company other than Common Stock.

Name and Address of          Title            Number of     Percent of
of Beneficial Owner                             Shares    Outstanding Shares
----------------------       -----             ------     ------------------

Kilgarvan Investment
& Holding, Ltd.             5% owner         81,379,500         41.290%

Chatsworth Asset
Management, Ltd             5% owner         14,291,981          7.252%

Max Schmid                  President,
                            Director          4,212,000          2.138%

Thomas P. Dolan             Secretary,
                            Executive
                            Vice President,
                            Director         14,181,519          7.197%

Robert W. Lewis, Jr.        Treasurer,
                            Director          9,441,125          4.791%

All Officers and Directors
as a group (3 persons)                       27,834,644         14.125%


Assuming the Reverse Stock Split has occurred and VEN has been issued 9,620,842 shares pursuant to the VEN Agreement, the following table sets forth information with respect to beneficial ownership of the Company's Common Stock by (i) each stockholder who would be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the Company's two other executive officers and (iv) all executive officers and directors as a group.

Name and Address of          Title         Number of     Percent of
of Beneficial Owner                          Shares    Outstanding Shares(1)
----------------------       -----          ------     ------------------

Virtual Empowerment
Network, Inc.               5% owner       9,620,842         83%

Max Schmid                  President,
                            Director          42,120           .37%

Thomas P. Dolan             Secretary,
                            Executive
                            Vice President,
                            Director          141,816          1.23%

Robert W. Lewis, Jr.        Treasurer,
                            Director           94,412           .82%

All Officers and Directors
as a group (3 persons)                        278,348         2.41%

----------------------
(1) Does not take into account additional shares issued to round up for fractional shares


                            OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                               OTHER INFORMATION

    The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. You may also request a copy of the Company's financial reports filed with the SEC by contacting Thomas P. Dolan, Corporate Secretary, U.S. ENVIRONMENTAL, INC., 8130 66th Street N., Pinellas Park, Florida, 33781.

                                                                  APPENDIX A

                       CERTIFICATE OF AMENDMENT
                                TO THE
                      CERTIFICATE OF INCORPORATION
                                  OF
                        U.S. ENVIRONMENTAL, INC.

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           CERTIFICATE OF INCORPORATION
                                       OF
                             U.S. ENVIRONMENTAL, INC.



    U.S. ENVIRONMENTAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of the Corporation, at a meeting called for such purpose, duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation and calling for the submission of the proposed amendment to a vote on the stockholders of the Corporation, for their approval and adoption. The resolution setting forth proposed amendment is as follows:

     RESOLVED, that the Corporation amend its Certificate of Incorporation so that:

     ARTICLE 4 of the Certificate of Incorporation shall read as follows:


                                IV.

     Effective immediately upon the filing of this Amended Certificate of Incorporation in the office of the Secretary of State of the State of Delaware, the outstanding shares of Common Stock shall be and hereby are combined and reclassified as follows: each share of Common Stock shall be reclassified as and converted into one one-hundredth of a share of Common Stock, with fractional shares to be rounded up to the next full share.

     Certificates representing shares combined and reclassified as provided in this Amendment to the Certificate of Incorporation are hereby canceled, and, upon presentation of the canceled certificates to the Corporation, the holders thereof shall be entitled to receive new certificates representing the shares resulting from such combination and reclassification.

     After the above combination and reclassification, the Corporation shall be authorized to issue one class of shares to be designated as Common Stock. The total number of shares of stock which the Corporation shall have authority to issue shall be One-Hundred Million (100,000,000) shares, each having a par value of $.0001 (the "Common Stock").

    SECOND: That the holders of a majority of the outstanding shares of common stock of the Corporation did duly adopt said amendment proposed by the Board of Directors, by consent dated December 18, 1998.

    THIRD: That these amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Laws.





        The undersigned hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.





                                     --------------------------------------
                                      Max Schmid
                                     President and Chief Executive Officer
--------------------------------
Attest: Thomas P. Dolan, Secretary


Dated:  March ____, 1999